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                          CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 23 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 13, 1998, relating to the financial statements and financial highlights of Dean Witter Variable Investment Series (comprised of the Money Market Portfolio, the Quality Income Plus Portfolio, the High
Yield Portfolio, the Utilities Portfolio, the Income Builder Portfolio, the Dividend Growth Portfolio, the Capital Growth Portfolio, the Global Dividend Growth Portfolio, the European Growth Portfolio, the Pacific Growth
Portfolio, the Capital Appreciation Portfolio, the Equity Portfolio and the Strategist Portfolio), which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the headings "Financial Highlights" in such Prospectus and to the references to us under the headings "Independent Accountants" and "Experts" in such Statement of Additional Information.



/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
April 27, 1998